Exhibit 10.3

Grant No. ______

AVADEL PHARMACEUTICALS PLC
STOCK OPTION AGREEMENT
UNDER THE 2017 OMNIBUS INCENTIVE COMPENSATION PLAN

This Stock Option Agreement (this "Option Agreement") is made and entered into as of the date of grant set forth below (the "Date of Grant") by and between Avadel Pharmaceuticals plc, an Irish public limited company (the "Company"), and the optionee named below (the "Participant"). Capitalized terms not defined herein shall have the meanings ascribed to them in the Avadel Pharmaceuticals plc 2017 Omnibus Incentive Compensation Plan (the "Plan"). Where the context permits, references to the Company shall include any successor to the Company.

Name of Participant: ________________

Number of Shares Subject to Option: ________

Exercise Price Per Share: ______ (which may not be less than the Fair Market Value of a Share on the Date of Grant)

Date of Grant: _______

Expiration Date:                                         11:59 p.m. (EST) on ___________ (the day immediately before the 10th anniversary of the Date of Grant

Vesting Dates:	Option vests with respect to _____ (__/__) of the Shares subject to the Option (rounded down to the nearest whole Share) on the first, second, third [and fourth] anniversaries of the Date of Grant and with respect to the remaining Shares on the [fourth or fifth] anniversary of the Date of Grant, provided the Participant remains in the continuous employment or service of the Company and/or its Affiliates from the Date of Grant through the applicable vesting date(s).

Classification of Option:  [Non-Qualified Stock Options] [Incentive Stock Options except that (i) Incentive Stock Options can only be granted to an employee of the Company or any Subsidiary Corporation, and (ii) if the aggregate Fair Market Value of the Shares (determined on the Date of Grant) with respect to the Options and any Prior Grants which are exercisable for the first time during the same calendar year would exceed the $100,000 Limit applicable to Incentive Stock Options, the portion of the Options and, if applicable, the Prior Grants, in excess of the $100,000 Limit, shall be treated as Non-Qualified Stock Options.]

1.  Number of Shares.  The Company hereby grants to the Participant an option (the "Option") to purchase the total number of shares of the Company's Ordinary Shares set forth above as the "Number of Shares Subject to Option" (the "Option Shares") at the Exercise Price Per Share set forth above (the "Exercise Price"), subject to all of the terms and conditions of this Option Agreement and the Plan.

2.  Incorporation of Plan. The Plan is hereby incorporated by reference and made a part hereof, and the Option and this Option Agreement shall be subject to all of the terms and conditions of the Plan. In the event of any conflict between the provisions of this Option Agreement and the provisions of the Plan, the provisions of the Plan shall govern.
3.  Option Term. The term of the Option and of this Option Agreement (the "Option Term") shall commence on the Date of Grant set forth above and, unless previously terminated pursuant to Paragraph 4 hereof, shall terminate upon the Expiration Date set forth above. As of the Expiration Date, all rights of the Participant hereunder shall terminate.
4.  Termination of Affiliation.
(a)     Termination of Affiliation for Cause. Upon the Participant's Termination of Affiliation for Cause, the  outstanding Options, whether or not exercisable as of the date of such Termination of Affiliation shall terminate upon the delivery of notice of the Participant's Termination of Affiliation for Cause.
(b)     Termination of Affiliation on Account of Death. Upon the Participant's Termination of Affiliation on account of death, all of the Participant's unvested outstanding Options as of the Termination of Affiliation shall immediately vest and become exercisable. The Options shall remain exercisable until the earlier of the Expiration Date or one (1) year from and including the date of the Participant's death (and shall thereafter terminate).
(c)     Termination of Affiliation on Account of Disability or Voluntary Retirement with Consent of the Company. If the Participant's Termination of Affiliation occurs on account of voluntarily retirement with the consent of the Company or due to the Participant's Disability, the Participant's unvested outstanding Options as of the date of such Termination of Affiliation shall continue to vest in accordance with the original vesting schedule set forth above. The Options to the extent vested shall remain exercisable until the earlier of the Expiration Date or  one (1) year from and including the later to occur of (i) the date such entire Option becomes exercisable in accordance with the vesting schedule or (ii) the date of Termination of Affiliation (and shall thereafter terminate).
(d)     Termination of Affiliation by the Company without Cause or by the Participant for Good Reason. If the Participant's Termination of Affiliation occurs  by the Company or its Affiliates without Cause or by the Participant for "good reason" (as defined under any employment agreement with the Company or any Affiliate to which the Participant is a party, as modified below, if any), the portion of the outstanding Options that is exercisable as of the date of such termination of service shall remain exercisable until the earlier of the Expiration Date or one (1) year from and including the date of Termination of Affiliation (and shall thereafter terminate). Any portion of outstanding Options that is not exercisable as of the date of such Termination of Affiliation shall terminate upon the date of Termination of Affiliation. For any Participant who is a party to an employment agreement with the Company or a Subsidiary, "good reason" shall also include the Participant's termination of his or her employment within ninety (90) days following the expiration of the employment term of the Participant's employment agreement under circumstances that would have constituted good reason had such termination occurred during the employment term.

(e)     Termination of Affiliation for any Other Reason. Upon the Participant's Termination of Affiliation for any reason other than the reasons enumerated in Subparagraphs (a) through (d) above, the portion of the outstanding Options that are exercisable as of the date of such Termination of Affiliation shall remain exercisable until the earlier of the Expiration Date or sixty (60) days from and including the date of Termination of Affiliation (and shall thereafter terminate). Any portion of the outstanding Options that are not exercisable as of the date of such Termination of Affiliation shall terminate upon the date of Termination of Affiliation.
5.  Vesting; Exercise.
(a)     Except as otherwise provided in Paragraph 4 hereof, the Option shall become exercisable with respect to the number of Option Shares specified in accordance with the Vesting Dates set forth above, except that no single exercise of Options may be for less than 100 Option Shares, unless at the time of the exercise, the maximum number of Option Shares available for purchase under the Options is less than 100 Option Shares, in which event the Options must be exercised, if at all, for all of the remaining Options.  In no event are the Options to be exercised for a fractional Option Share. Once exercisable, the Option shall continue to be exercisable at any time or times prior to the Expiration Date or the time set forth in Paragraph 4 above, subject to the provisions hereof and of the Plan.
(b)     Notwithstanding any other provision hereof, no Option may be exercised after the Expiration Date and no Option may be exercised at a time when such exercise and/or the issuance of Shares pursuant to such exercise would be in breach of Applicable Law or, in the opinion of the Committee, would or may result in the Eligible Person and/or any other parties being obligated under the Irish Takeover Rules to make a general offer to all shareholders of the Company.  Where the exercise of an Option would or might result in the Eligible Person and/or any other parties being obligated under the Irish Takeover Rules to make a general offer to all shareholders of the Company, the Company may agree with the Participant that, as long as the Participant's aggregate shareholdings in the Company, in addition to that of any party with whom the Participant is acting in concert, are equal to or greater than 30%, his Option may be exercised provided that his Option Shares shall have no voting rights at a meeting of the shareholders of the Company.
(c)     To exercise the Options, the Participant shall give written notice to the Company or its designee stating the number of Option Shares for which the Options are being exercised and the intended manner of payment.  The date of this notice shall be the exercise date.  The notice must be accompanied by payment in full of the aggregate Exercise Price, either by cash, check, cash equivalent or wire transfer or such other medium of payment as the Committee may permit.  If the Committee so permits, payment in full or part may also be made (i) by surrendering (actually or by attestation) Shares that the Participant already owns; (ii) by a cashless exercise through a broker; (iii) by means of a "net exercise" procedure with respect to Shares to be acquired upon exercise of the Options or (iv) by such other medium of payment as the Committee in its discretion may authorize each such share (with the Shares to be valued at the Fair Market Value of a Share on the date of exercise).  If the payment is in the form of Shares the Participant already owns, then the certificate or certificates representing those Shares must be duly executed in blank by the Participant or must be accompanied by a stock power duly executed in blank suitable for purposes of transferring those Shares to the Company. Fractional Shares will not be accepted in payment of the exercise price of the Options.  The Company shall not issue the Option Shares until full payment for them has been made.

(d)     As soon as practicable upon the Company's receipt of the Participant's notice of exercise and payment, the Company shall direct the due issuance of the Option Shares so purchased.  For the avoidance of doubt, it is the intent of the Company and the Participant that, whenever the Company's ADSs (and not Ordinary Shares) are registered for public trading on Nasdaq or any other principal trading market for the Company's equity securities, the Ordinary Shares issued upon exercise of this Option will be delivered to the depositary under the Company's ADS program and such depositary will be instructed to issue to the Participant ADSs representing such Ordinary Shares (or, at the Company's election, ADSs held by the Company, in its name, may be transferred on the books of the depositary to the account beneficially owned by the Participant).
(e)     As a further condition precedent to the exercise of the Options in whole or in part, the Participant shall comply with all regulations and the requirements of any regulatory authority having control of, or supervision over, the issuance of the Shares and accordingly shall execute any documents that the Company, in its sole discretion, deems necessary or advisable to effect such compliance.
(f)     In the case of the Participant's death, the Options, to the extent exercisable, may be exercised by the executor or administrator of the Participant's estate or by any person or persons who have acquired the Options directly from the Participant by bequest or inheritance.
6.  Change in Control.
(a)     Subject to Section 6(b) hereof, in the event of a Change in Control (as such term is defined in Section 2.11 of the Plan):
(i)  If the Option is assumed or substituted (within the meaning of the Plan) in connection with such Change in Control, and the Participant incurs a Termination of Affiliation by the Company or its Affiliates without Cause or by the Participant for good reason (as defined under any employment agreement with the Company or any Affiliate to which the Participant is a party, if any, as modified by Section 4(d) hereof) during the 24-month period following such Change in Control, then the Options shall vest and become fully exercisable on the date of such Termination of Affiliation and shall remain exercisable until the earlier of the Expiration Date or one (1) year from and including the date of such Termination of Affiliation (and shall thereafter terminate).
(ii)  if the Option is not assumed or substituted in connection with such Change in Control, then the Options shall immediately vest and become fully exercisable on the occurrence of the Change in Control.
In connection with a Change in Control, the Committee and the Board of Directors of the Company reserve the authority to accelerate vesting and settlement of outstanding awards and to terminate and pay outstanding awards on consummation of the Change in Control as set forth in the Plan.

(b)     The rights provided in Section 6(a) hereof shall be in addition to, and not in lieu of, any rights (including without limitation any rights that would accelerate any unvested stock options or other unvested equity rights upon a Change in Control or similar event) provided in any employment agreement between the Participant and the Company or any of its Affiliates.
7.  Non-Transferability of Options.  The Participant shall not assign or transfer the Options, other than by will or the laws of descent and distribution. During the Participant's lifetime, only the Participant (or, in the event of legal incapacity or incompetency, the Participant's guardian or legal representative) or a transferee receiving such Options pursuant to a QDRO, may exercise the Options. Notwithstanding the foregoing, however, the Participant, with the approval of the Committee, may transfer the Options for no consideration to or for the benefit of the Participant's Permitted Transferees, subject to such limits as the Committee may establish, and the transferee(s) shall remain subject to all the terms and conditions applicable to the Options prior to transfer.  No right or interest of the Participant or any transferee in the Options shall be subject to any lien or any obligation or liability of the Participant or any transferee.
8.  Rights as Shareholder. Neither the Participant nor any executor, administrator, distributee or legatee of the Participant's estate will have any of the rights or privileges of a shareholder of the Company in respect of any of the Option Shares unless and until those Option Shares have been fully paid and the name of the Participant (or of the Participant's personal representative, administrator, distributee or legatee of the Participant's estate) or any permitted transferee, has been entered as the shareholder of record on the Company's books.  No dividend rights or Dividend Equivalents are granted in conjunction with the Options.
9.  Withholding of Taxes.  The Company's obligation to deliver the Option Shares upon exercise of the Options is subject to the Participant's satisfaction of any applicable national (U.S. or other), state and local income and employment tax and withholding requirements in a manner and form satisfactory to the Company.  In accordance with procedures that the Committee may establish, the Committee, to the extent applicable law permits, may allow the Participant to pay any such amounts (but only for the minimum required withholding unless additional withholdings will not result in adverse financial accounting consequences to the Company (i) by surrendering (actual or by attestation) Shares that the Participant already owns; (ii) by a cashless exercise though a broker, (iii) by means of a "net exercise" procedure with respect to Shares to be acquired upon exercise of the Options or (iv) by such other medium of payment as the Committee in its discretion shall authorize.  Any fractional Share amount and any additional withholding not paid by the withholding or surrender of Shares must be paid in cash.
10.  Authority of the Committee. The Committee shall have full authority to interpret and construe the terms of the Plan and this Option Agreement, except as expressly set forth in the Plan. The determination of the Committee as to any such matter of interpretation or construction shall be final, binding and conclusive.

11.  Options Subject to Claw-Back Policies. Notwithstanding any provisions herein to the contrary, all Options granted hereunder and any Shares acquired thereunder shall be subject to the terms of any recoupment policy currently in effect or subsequently adopted by the Board to implement Section 304 of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley Act") or Section 10D of the Exchange Act (or with any amendment or modification of such recoupment policy adopted by the Board) to the extent that such Options (whether or not previously exercised or settled) or the value of such Options or any Shares delivered thereunder are required to be returned to the Company pursuant to the terms of such recoupment policy.
12.  Governing Law. This Option Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choices of laws, of the State of Delaware applicable to agreements made and to be performed wholly within the State of Delaware.
13.  Binding on Successors. The terms of this Option Agreement shall be binding upon the Participant and upon the Participant's heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest, and upon the Company and its successors and assignees, subject to the terms of the Plan.
14.  No Assignment. Notwithstanding anything to the contrary in this Option Agreement, neither this Option Agreement nor any rights granted herein shall be assignable by the Participant.
15.  Necessary Acts. The Participant hereby agrees to perform all acts, and to execute and deliver any documents, that may be reasonably necessary to carry out the provisions of this Option Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities and/or tax laws and applicable Irish law.
16.  Entire Option Agreement. This Option Agreement and the Plan contain the entire agreement and understanding among the parties as to the subject matter hereof.
17.  Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such Paragraph.
18.  Counterparts. This Option Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

19.  Notices. All notices and other communications under this Option Agreement shall be in writing and shall be given by first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three days after mailing to the respective parties named below:
If to the Company:	Avadel Pharmaceuticals plc c/o Avadel US Holdings, Inc. 16640 Chesterfield Grove Road, Suite 200 Chesterfield, MO 63005 Attention: Phillandas T. Thompson
If to the Participant:           At the address on file with the Company.
Either party hereto may change such party's address for notices by notice duly given pursuant hereto.
20.  Amendment. No amendment or modification hereof shall be valid unless it shall be in writing and signed by all the parties hereto.
21.  Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Option Agreement. The Participant has read and understands the terms and provision thereof, and accepts the Option subject to all the terms and conditions of the Plan and this Option Agreement.
22.  No Compensation for Loss of Rights. The Participant hereby acknowledges that under no circumstances will s/he, on ceasing to be an employee or director of the Company and its Subsidiaries, be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under the Plan that s/he might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise howsoever.  By participating in the Plan, a Participant waives all rights to compensation for any loss in relation to the Plan, including: any loss of office or employment; any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of the Participant's employment); any exercise of a discretion or a decision taken in relation to an Option or to the Plan, or any failure to exercise a discretion or take a decision; or the operation, suspension, termination or amendment of the Plan.
23.  Severability. All the terms and provisions of this Option Agreement are distinct and severable, and if any term or provision is held unenforceable, illegal or void in whole or in part by any court, regulatory authority or other competent authority it shall to that extent be deemed not to form part of this Option Agreement, and the enforceability, legality and validity of the remainder of this Option Agreement will not be affected; if any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to make it valid, enforceable and legal.

24.  Data Protection. The Participant hereby acknowledges and consents to the Company and any Subsidiary, retaining, sharing and exchanging his/her information held in order to administer and operate the Plan (including personal details, data relating to participation, salary, taxation and employment and sensitive personal data, e.g., data relating to physical or mental health, criminal conviction or the alleged commission of offences) (the "Information") and providing the Company's and/or the Subsidiary's agents and/or third parties with the Information for the administration and operation of the Plan and the Participant further accepts that this may involve the Information being sent to future purchasers of the Company or any business in which the Participant works and/or to a country outside the country in which the Participant (including outside the European Economic Area) provides services including to a country which may not have the same level of data protection laws as his/her home country. The Participant acknowledges that s/he has the right to request a list of the names and addresses of any potential recipients of the Information and to review and correct the Information by contacting his/her local human resources representative. The Participant acknowledges that the collection, processing and transfer of the Information is important to Plan administration and that failure to consent to same may prohibit participation in the Plan.
25.  No Special Employment Rights. No provision in this Option Agreement will be deemed to grant to the Participant any right with respect to the Participant's continued employment with, or other engagement by, the Company or any of its Affiliates or interfere in any way with the ability of the Company or any of its Affiliates at any time to terminate the Participant's employment or other engagement or to increase or decrease the Participant's compensation from the rate in existence at the Date of Grant.  The grant of an Option is voluntary and occasional and does not create any contractual or other right to receive future Option grant or to be granted an Option on any particular terms, including the number of shares to which the Option relates, or benefits in lieu of an Option, even if Options have been granted in the past.  Nothing in this Option Agreement or its operation forms part of the terms of employment of a Participant and the rights and obligations arising from a Participant's employment with the Company or any of its Affiliates are separate from, and are not affected by, his participation in the Plan.  The grant of an Option shall in no way affect the Company's right to adjust, reclassify, reorganise or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.
26.  Section 409A.  It is intended that the Options be exempt from the requirements applicable to nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the "Code").  For purposes of this Option Agreement, any action taken with respect to the Options shall be undertaken in a manner that will not negatively affect the status of the Options as exempt from treatment as deferred compensation subject to Section 409A of the Code unless such action otherwise complies with Section 409A of the Code to the extent necessary to avoid noncompliance.  Notwithstanding the foregoing, neither the Company, any Affiliate nor their employees, officers, directors or agents will have any liability to the Participant or any transferee if the Options otherwise fail to be exempt from, or comply with, Section 409A of the Code.

27.  Additional Matters. This Option Agreement is intended to comply with the applicable laws of any country or jurisdiction where Options are granted under the Plan, and all provisions hereof shall be construed in a manner to so comply. The following provisions apply to Participants providing services in the country noted:
 Ireland:

Section 4(c) above shall be deleted in its entirety and replaced with the following language:

Termination of Service on Account of Disability. If the Participant's Termination of Affiliation occurs due to the Participant's Disability, the Participant's unvested Options as of the date of such Termination of Affiliation shall continue to vest in accordance with the original vesting schedule set forth above. The Options to the extent vested shall remain exercisable until the earlier of the Expiration Date or  one (1) year from and including the later of (i) the date such entire Option becomes exercisable in accordance with the vesting schedule and (ii) the date of Termination of Affiliation (and shall thereafter terminate).

Section 13 above shall be amended to delete the words "transferees, assignees" therefrom.

Section 14 above shall be deleted in its entirety and replaced with the following language:

No Assignment or Transfer. Notwithstanding anything to the contrary in this Option Agreement, neither this Option Agreement nor any rights granted herein shall be assignable by the Participant. Neither this Option Agreement nor any rights granted herein shall be transferable by the Participant in any circumstances, except on the death of the Participant.

 [Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the parties hereto have executed this Option Agreement as of the date set forth above.
AVADEL PHARMACEUTICALS PLC
By:_________________________________ Name: Title:
PARTICIPANT
Signature: ___________________________ Print Name: _________________________

[Signature Page to Stock Option Agreement]